Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(340) 715-8233

ATLANTIC TELE-NETWORK, INC.

REPORTS A 9% SECOND QUARTER 2004 EARNINGS INCREASE OVER 2003;

EARNINGS FOR THE FIRST SIX MONTHS OF 2004 RISE 10% OVER 2003 LEVELS

ST. THOMAS, U.S. VIRGIN ISLANDS (July 29, 2004) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported that earnings for the quarter ended June 30, 2004 were $3.4 million, or $0.67 per share, compared to earnings of $3.1 million, or $0.62 per share, for the quarter ended June 30, 2003, an increase of 9%. For the first six months of 2004 earnings totaled $6.5 million or $1.30 per share, compared to earnings of $5.9 million, or $1.18 per share ($1.17 diluted), for the six months ended June 30, 2003, an increase of 10%. The Company’s second quarter 2004 earnings were also up nearly 8% from its first quarter 2004 earnings of $3.1 million or $0.63 per share, despite recording a significant foreign exchange gain during the first quarter of 2004.

Telephone operating revenues were $20.5 million in the second quarter, compared to $19.1 million for the second quarter of 2003, an increase of 7%. The increase in telephone operating revenues is principally attributable to a $1.1 million or 11% increase in international long distance revenues, reflecting an increased volume of traffic at GT&T although lower revenue per minute. Local exchange service revenues were $8.2 million for the quarter ended June 30, 2004 and were essentially in line with the comparable quarter of 2003. GT&T’s cellular subscribers increased by 31% to 137,236 at June 30, 2004 and wireline subscribers (access lines) increased by 10% to 96,549. The increased lines and handsets in service contributed to the increase in international long distance traffic and revenues, but local exchange revenues, which are billed and paid in local currency, continue to be constrained by the reduced value of the Guyana dollar. Telephone operating revenues for the six months ended June 30, 2004 increased by 7% over the comparable period of 2003 to $39.9 million paced by a 13% increase in international long distance revenues.

Income from telephone operations increased to $10.3 million in the second quarter of 2004, as compared to $8.5 million for the period ended June 30, 2003, an increase of $1.7 million or 21%. Total telephone operating expenses decreased by 3% to $10.2 million. The decrease in total telephone operating expenses was primarily due to a $680,000, or 35%, decline in international long distance expenses resulting from lower average outbound termination rates. This was partially offset by a $554,000, or 8%, increase in telephone operating expenses due to the large increase in lines and cellular subscribers, despite the decline in value of the Guyana dollar. The trend for the six months ended June 30, 2004 was similar, and income from telephone operations increased by 17% to $18.6 million from $15.9 million in the comparable period of 2003.

Other operations, comprised of Choice Communications (“Choice”) and Call Home Telecom (“CHT”) in the United States Virgin Islands and Atlantic Tele-Center (“ATC”) in Guyana, reported a loss of $1.7 million for the quarter ended June 30, 2004, an increase of $469,000 over the comparable period of 2003. The increased loss from other operations was primarily due to increased expenses at Choice. Increased depreciation expense (reflecting increased investment in plant and the growth in TV subscribers), sales and support expenses, and legal costs together more than offset a 28% increase in revenues stemming from growth in TV service revenue. Management cut call center expenses at ATC by $173,000 or 36% compared to the comparable quarter, but the savings were substantially offset by increased costs associated with the start-up expenses of ATC’s Atlantic Tele-Satellite business. Operating losses at CHT narrowed by $70,000 during the quarter ended June 30, 2004 on improved collection experience and expense management. For the six month period ended June 30, 2004, other operations recorded a loss of $2.9 million compared to a loss of $2.0 million during the comparable period of 2003 due to increased expenses at Choice and a reduction in revenues from CHT.

Equity in the earnings of Bermuda Digital Communications, our cellular operator in Bermuda, was $690,000 for the three months ended June 30, 2004, a 20% increase compared to the three months ended June 30, 2003. The increase in equity in earnings primarily reflects increased roaming and long distance revenues, which partly stems from a 10% increase in cellular subscribers to 18,302 at June 30, 2004, compared to a year ago. For the first six months of this year, the Company’s equity in earnings from BDC rose only 6% to $1.2 million, compared to equity in earnings of $1.1 million for the six months ended June 30, 2003, reflecting a weaker quarter of 2004.

The Company recorded other income of $397,000 and $1.7 million during the three and six months ended June 30, 2004, compared to losses of $185,000 and $255,000 in the comparable periods of 2003. This improvement is primarily the result of foreign exchange losses of $467,000 and $758,000 recorded during the three and six month periods ended June 30, 2003 compared to gains of $17,000 and $962,000 during the comparable periods of 2004.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “Our Guyana subsidiary continues to benefit from its significant ongoing investments in additional wireline and wireless infrastructure. However, our growth in profits from the resulting increased lines and handsets in service is hampered by the decline in value of the Guyana dollar. In U.S. dollar terms, the basic monthly service charge for local service is down to $2.43, the lowest in the Caribbean. The businesses represented by our other operations category continue to perform poorly and we have continued to take a hard look at the expenses of other operations to better align costs with revenues. As a result, during the quarter we took steps to decrease selling expenses at Choice while adding much needed local talent in product marketing and field support. We also worked diligently to reduce operating losses at ATC’s call center business. Our Bermuda cellular affiliate recovered nicely from a weak first quarter and was able to achieve a significant increase in cellular subscribers from the first quarter and a 20% increase in profits from the second quarter of 2003. BDC also launched some exciting new services and continued to see growth in roaming revenue.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., which operates a Web-enabled outsourcing call center in Guyana and a VSAT Internet service provider focused on select Caribbean and Latin American markets.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s annual report on Form 10K for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission.

Schedule A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three and Six Months Ended June 30, 2004 and 2003

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Telephone operations:
Revenues:
International long-distance revenues	$11,274	$10,131	$21,942	$19,342
Local exchange service revenues	8,242	8,218	16,052	16,259
Other revenues	990	756	1,895	1,619

Total revenues from telephone operations	20,506	19,105	39,889	37,220

Expenses:
International long-distance expenses	1,256	1,936	2,636	3,776
Telephone operating expenses	7,559	7,005	15,592	14,224
General and administrative expenses	1,423	1,643	3,061	3,306

Total telephone operating expenses	10,238	10,584	21,289	21,306

Income from telephone operations	10,268	8,521	18,600	15,914

Other operations:
Revenues of other operations	1,322	1,016	2,609	2,278
Expenses of other operations	2,990	2,215	5,517	4,323

Loss from other operations	(1,668)	(1,199)	(2,908)	(2,045)

Other income (expense):
Interest expense	(50)	(73)	(103)	(172)
Interest income	111	126	235	264
Equity in earnings of Bermuda Digital Telecommunications	690	574	1,187	1,116
Other income (expense):	336	(238)	1,518	(347)

Other income (expense), net:	1,087	389	2,837	861

Income before income taxes and minority interest	9,687	7,711	18,529	14,730
Income taxes	5,359	3,844	10,163	7,386

Income before minority interest	4,328	3,867	8,366	7,344
Minority interest	(939)	(761)	(1,832)	(1,426)

Net income	$3,389	$3,106	$6,534	$5,918

Net income per share:
Basic	$0.67	$0.62	$1.30	$1.18

Diluted	$0.67	$0.62	$1.30	$1.17

Weighted average common stock outstanding:
Basic	5,025	5,016	5,025	5,012

Diluted	5,025	5,016	5,025	5,042

Schedule B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Periods Ended December 31, 2003, March 31, 2004 and June 30, 2003 and 2004

(In Thousands, Except Access Line Data)

(unaudited)

Guyana Telephone & Telegraph Co., Ltd.

	As of 06/30/04	As of 06/30/03	As of 3/31/04	As of 12/31/03
Access lines (fixed)	96,549	88,138	94,599	92,683

Cellular subscribers	137,236	104,852	128,228	118,658

International Long-Distance Traffic:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
International Minutes of Traffic:
Inbound	38,984	29,861	75,057	58,025
Outbound	6,659	6,331	13,469	11,933

Total International Minutes	45,644	36,192	88,526	69,958

International Minutes of Traffic Mix:
Inbound	85.4%	82.5%	84.8%	82.9%
Outbound	14.6%	17.5%	15.2%	17.1%

Total International Minutes	100.0%	100.0%	100.0%	100.0%